Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated April 12, 2022, with respect to the statement of assets and liabilities of VanEck Merk Gold Trust (the “Trust”), including the schedule of investment, as of January 31, 2022, and the related statements of operations and changes in net assets for the two-year period ended January 31, 2022 and the financial highlights for the four-year period ended January 31, 2022 and the effectiveness of internal control over financial reporting as of January 31, 2022, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-3.

BBD, LLP
Philadelphia, Pennsylvania
September 22, 2023